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                                                                    Exhibit (12)

                         THE McGRAW-HILL COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                  Years Ended December 31
                                                          ----------------------------------------------------------------------
                                                            1995             1994           1993          1992            1991
                                                          --------         --------       --------      --------        --------
                                                                                 (In thousands of dollars)
Earnings
 Earnings from continuing
     operations before income tax
     expense, cumulative effect on
     prior years of changes in
        accounting in 1992, and
     unusual charges in 1993
     (a)(b)(c)                                            $382,126         $341,816       $293,243      $264,877        $255,608
 Fixed charges                                              92,490           85,897         75,930        81,724          89,050
 Capitalized interest                                         (421)            (353)          (536)         (836)           (507)
                                                          --------         --------       --------      --------        --------
     Total Earnings                                       $474,195         $427,360       $368,637      $345,765        $344,151
                                                          ========         ========       ========      ========        ========
 Earnings from continuing operations
   before income tax expense and
   cumulative effect on prior years
   of changes in accounting in
     1992 (b)(c)                                          $382,126         $341,816       $ 63,443      $264,877        $255,608
 Fixed charges                                              92,490           85,897         75,930        81,724          89,050
   Capitalized interest                                       (421)            (353)          (536)         (836)           (507)
                                                          --------         --------       --------      --------        --------
     Total Earnings                                       $474,195         $427,360       $138,837      $345,765        $344,151
                                                          ========         ========       ========      ========        ========
 Fixed Charges(b)

 Interest expense                                         $ 63,832         $ 55,650       $ 46,998      $ 49,935        $ 59,350
 Portion of rental payments
  deemed to be interest                                     28,658           30,247         28,932        31,789          29,700
                                                          --------         --------       --------      --------        --------
     Total Fixed Charges                                  $ 92,490         $ 85,897       $ 75,930      $ 81,724        $ 89,050
                                                          ========         ========       ========      ========        ========
Ratio of Earnings to Fixed Charges:
 Before unusual charges and
   cumulative adjustment                                       5.1x             5.0x           4.9x          4.2x            3.9x
 After unusual charges
   but before cumulative adjustment                            5.1x             5.0x           1.8x          4.2x            3.9x

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(a)      Unusual charges in 1993 totaled $229.8 million before taxes in connection with the purchase of the remaining 50% interest in the Macmillan/McGraw-Hill School Publishing Company previously owned by Macmillan for $337.5 million in cash. The unusual charges consisted of $199.8 million primarily to adjust the company's original investment to values established in the purchase transaction. The charge was allocated primarily to goodwill and intangibles. The company also recorded a provision of $30 million relating to the consolidation of certain functions of Macmillan/McGraw-Hill and the company's book publishing operations.

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(b)      For purposes of computing the ratio of earnings to fixed charges,
         "earnings from continuing operations before income taxes" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt and capital leases, (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense, and (3) the company's proportionate share of such fixed charges of the Macmillan/McGraw-Hill joint venture through September 30, 1993. Effective October 1, 1993, Macmillan/McGraw- Hill's results are consolidated in the company's results.

(c) The cumulative adjustment in 1992 reflects the adoption of FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", $183.5 million pretax, and FAS 112, "Employers' Accounting for Postemployment Benefits", $25.3 million pretax.

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